INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into this 15th day of November 2010 between Option Placement, Inc., a Nevada corporation (the “Company”), and Jonathan Patton (“Indemnitor”).

WITNESSETH THAT:

WHEREAS, the Company has agreed to acquire from the shareholders of Tiga Energy Services, Inc., a Texas corporation (“Tiga”), all of the outstanding shares of Tiga’s capital stock by exchanging one share of Company common stock for each share of Tiga capital stock outstanding pursuant to the terms and upon the closing of a certain Share Exchange Agreement among the Company, the Indemnitor, Tiga and the shareholders of Tiga (the “Share Exchange Agreement”).

WHEREAS, prior to the closing of the Share Exchange Agreement, the Indemnitor is the sole holder of the Company’s outstanding common stock.

WHEREAS, as a condition precedent to the closing of the transactions contemplated by the Share Exchange Agreement, Tiga is requiring that the Indemnitor indemnify the Company from and against any and all obligations and liabilities of the Company existing as of the date of the closing of the Share Exchange Agreement (the “Closing Date”).

NOW, THEREFORE, in consideration of the transactions described by the Share Exchange Agreement and the substantial benefits that they will confer upon the Indemitor, the parties hereto agree as follows:

1.           Indemnity of Company.  Indemnitor hereby agrees to hold harmless, reimburse and indemnify the Company to the fullest extent permitted by law, as such may be amended from time to time, from and against any and all Liabilities, including any Losses or Expenses incurred by the Company in connection therewith.  The Company acknowledges and agrees that no binding settlement of any obligation, liability, claim or Proceeding subject to this Agreement shall be entered into by the Company with respect the Liabilities without Indemnitor’s prior written consent in each instance.

2.           Enforcement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

3.           Definitions.  For purposes of this Agreement:

(a)           “Expenses” shall include all reasonable, third party, documented out of pocket fees and all other disbursements or expenses incurred by the Company in connection with any Proceeding, including those of the types customarily incurred in connection therewith; provided, however, that Indemnitor shall have the right to approve in writing the selection of attorneys hired for such matters and  their respective terms of billing prior to such attorneys being engaged to represent the Company with respect to any Liabilities.  Expenses also shall include any of the foregoing incurred in connection with any appeal resulting from any Proceeding.

(b)           “Liabilities” means, with respect to the Company, any obligation to pay or any liability for money, whether known or unknown and whether accrued, absolute, contingent, unliquidated, determined or determinable or otherwise, arising out of transactions entered into prior to or existing as of the Closing Date, or any action or inaction by the Company prior to or existing as of the Closing Date.

(c)           “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, in which the Company was, is or will be involved as a party or otherwise, in connection with the Liabilities.

4.           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.   Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Company indemnification rights to the fullest extent permitted by applicable laws.  In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

5.           Modification and Waiver.  No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.           Notice By the Company.  The Company agrees promptly to notify Indemnitor in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder.  The failure to so notify Indemnitor shall not relieve Indemnitor of any obligation which it may have to the Company under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices Indemnitor.

7.           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

(a)          To Indemnitor at:

2328 B Hartford Road
Austin, TX 78703
Facsimile: (866) 270-4336

                                 (b)         To the Company at:

Frost Bank Tower
401 Congress Avenue
Suite 1540
Austin, Texas 78701612
Attn.: Mr. Michael Hathaway
Facsimile: (512) 287-4244

or to such other address as may have been furnished to Indemnitor by the Company or to the Company by Indemnitor, as the case may be.

8.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.   This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.           Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

10.           Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state courts of the City of Austin, State of Texas (the “Texas Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Texas Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the California Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the California Court has been brought in an improper or inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

INDEMNITOR

Jonathan Patton

By:	/s/ Jonathan Patton

COMPANY

Option Placement, Inc.

By:	/s/ Jonathan Patton
Name: Jonathan Patton
Title: President